Exhibit 4.1

Execution Version

NORTHERN OIL AND GAS, INC.

8.50% SENIOR SECURED SECOND LIEN NOTES DUE 2023

SECOND SUPPLEMENTAL INDENTURE

Dated as of October 5, 2018

WILMINGTON TRUST, NATIONAL ASSOCIATION

As Trustee and Collateral Agent

This SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 5, 2018, is between Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association, a national banking association, as Trustee (in such capacity, the “Trustee”) and as Collateral Agent (in such capacity together with its successors in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, the Company, the Trustee and the Collateral Agent are party to an indenture dated as of May 15, 2018 (the “Original Indenture”) relating to the Company’s 8.500% Senior Secured Second Lien Notes due 2023 (the “Existing Notes”);

WHEREAS, the Company, the Trustee and the Collateral Agent amended the Original Indenture to provide for the issuance of Additional Notes pursuant to a first supplemental indenture dated as of September 18, 2018 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”);

WHEREAS, Sections 2.02 and 2.16 of the Indenture provide that the Company may, from time to time and in accordance therewith, create and issue Additional Notes under the Indenture;

WHEREAS, the Company wishes to issue an additional $350,000,000 aggregate principal amount of its 8.500% Senior Secured Second Lien Notes due 2023 as Additional Notes (the “New Notes”);

WHEREAS, the Company wishes to correct certain defects in the Indenture;

WHEREAS, Section 9.01(a) and (c) of the Indenture provide that, without the consent of the Holders of any Notes, the Indenture may be amended or supplemented by the Company, the Trustee and the Collateral Agent to cure any ambiguity, defect or inconsistency and to provide for the issuance of Additional Notes in accordance with the provisions of the Indenture;

WHEREAS, the Company is authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee and Collateral Agent execute and deliver this Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to the execution and delivery of this Supplemental Indenture have been done and performed, and the execution and delivery hereof has been in all respects authorized.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Supplemental Indenture mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

Section 1.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 1.02. Relation to Indenture. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.03. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Company, the Trustee and the Collateral Agent.

ARTICLE 2

Section 2.01. Amount of New Notes. The aggregate principal amount of New Notes to be authenticated and delivered under this Supplemental Indenture on October 5, 2018 is $350,000,000.

Section 2.02. Terms of New Notes. The New Notes are to be issued as Additional Notes under the Indenture and shall:

a.

be issued as part of the existing series of Existing Notes under the Indenture, and the New Notes and the Existing Notes shall be a single class for all purposes under the Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase;

b.	be issued at an issue price of 104.00%, plus accrued and unpaid interest from October 1, 2018 and will be issued on October 5, 2018;

c.

be issuable in whole in the form of one or more Global Notes to be issued in the name of Cede & Co. and held by the Trustee as Custodian for the Depositary and in the form, including appropriate transfer restriction legends, provided in Exhibit 1 to the Appendix to the Indenture;

d.

bear, in the case of New Notes sold under Rule 144A of the Securities Act, the CUSIP number of 665531AF6 and ISIN of US665531AF68, and, in the case of New Notes sold under Regulation S of the Securities Act, initially bear the CUSIP number of U66499AC5 and ISIN of USU66499AC57;

e.	bear interest from October 1, 2018, with a first Interest Payment Date of January 1, 2019; and

f.	be subject to a registration rights agreement dated October 5, 2018 relating to such Additional Notes, which shall be a “Registration Rights Agreement” for purposes under the Indenture.

ARTICLE 3

Section 3.01. Section 1.01 of the Indenture shall be amended to delete the definition of Total PDP PV-10 in its entirety and replace it with the following:

““Total PDP PV-10” means the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to the Company’s and its Subsidiaries’ collective interest in its Oil and Gas Properties constituting Proved Developed Producing Reserves and, solely for purposes of the definition of “Permitted Acquisitions,” Proved Developed Non-Producing Reserves during the remaining expected economic lives of such Oil and Gas Properties, as calculated on any date of determination as set forth in the last sentence of this definition. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem Taxes, capital expenditures and for operating, gathering, transportation and marketing costs required for the production and sale of such Oil and Gas Properties, and plugging and abandonment (and other asset retirement obligations) or any other expenses in respect of such Oil and Gas Properties (including expenses incurred after the end of the expected economic lives of such Oil and Gas Properties) in respect of such Oil and Gas Properties, (b) the pricing assumptions used in determining Total PDP PV-10 for any Oil and Gas Properties shall be based upon the Strip Price (as set forth in the last sentence of this definition), adjusted in a manner to reflect the Company’s and the Subsidiaries’ Swap Agreements with Approved Counterparties then in effect, (c) the cash flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential and (d) any such calculation and the components thereof shall be in form, substance and detail reasonably satisfactory to the Trustee. The amount of Total PDP PV-10 at any time shall be calculated on a pro forma basis for Material Divestitures and Material Acquisitions of Oil and Gas Properties consummated by the Company and the Subsidiaries following the “as of” date of the Reserve Report most recently delivered hereto (provided that, in the case of any such Material Acquisition, the Trustee (and, if requested by any Holder, the Holder requesting such report) shall have received reserve engineering data evaluating the Proved Reserves attributable to the Oil and Gas Properties subject thereto). Notwithstanding anything to the contrary contained herein, (i) any calculation of Total PDP PV-10 on any date (other than any March 31, June 30, September 30 or December 31) shall be made using the information set forth in the then most recent Reserve Report delivered to the Trustee and, if requested, to the Holders requesting such report in accordance with this Indenture (as supplemented by any reserve engineering data received in connection with any Material Acquisition as provided in the parenthetical of the immediately preceding sentence), (ii) any calculation of Total PDP PV-10 on any March 31, June 30, September 30 or December 31 of any year shall be made using the information set forth in the Reserve Report with an “as of” date that is the same as such date (if any), and (iii) for purposes of calculating Total PDP PV-10, the Strip Price shall be determined as of the date that is five (5) Business Days prior to the date on which the compliance certificate required to be delivered pursuant to Section 4.03(c) or Section 4.03(s), as applicable, is required to be delivered.”

Section 3.02. The first paragraph following clause (k) of Section 9.01 of the Indenture shall be deleted in its entirety and replaced with the following:

“In addition, without the consent of any Holder, the Intercreditor Agreement may be amended in accordance with its terms, including to add additional Debt as Priority Lien Debt (as defined in the Intercreditor Agreement), Additional Notes as Second Lien Debt (as defined in the Intercreditor Agreement) or Junior Lien Debt (as defined in the Intercreditor Agreement) and add other parties (or any authorized agent thereof or trustee therefor) holding such Debt thereto and to establish that the Liens on any Collateral securing such Debt shall rank equally with the Liens on such Collateral securing the other Priority Lien Debt (as defined in the Intercreditor Agreement), Additional Notes as Second Lien Debt (as defined in the Intercreditor Agreement) or Junior Lien Debt (as defined in the Intercreditor Agreement), as applicable, then outstanding.”

ARTICLE 4

Section 4.01. Ratification of Obligations. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 4.02. The Trustee and the Collateral Agent. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or Collateral Agent by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee and the Collateral Agent subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and Collateral Agent with respect hereto. The recitals above shall constitute statements of the Company, and neither the Trustee nor the Collateral Agent assume any responsibility for their accuracy. Neither the Trustee nor the Collateral Agent makes any representation as to the validity or sufficiency of this Supplemental Indenture.

Section 4.03. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.04. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute the effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

SIGNATURES

NORTHERN OIL AND GAS, INC.

By:	/s/ Nicholas L. O’Grady
Name: Nicholas L. O’Grady
Title: Chief Financial Officer

SIGNATURE PAGE TO SECOND SUPPLEMENTAL INDENTURE

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Sarah Vilhauer
Name: Sarah Vilhauer
Title: Banking Officer

COLLATERAL AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Sarah Vilhauer
Name: Sarah Vilhauer
Title: Banking Officer

SIGNATURE PAGE TO SECOND SUPPLEMENTAL INDENTURE